    NEWS RELEASE

For Immediate Release	Contact:	Deanna Hart	Angela English
June 26, 2025		Investor Relations	Corporate Communications
		919-716-2137	803-931-1854

Career Financial Services Leader Appointed to First Citizens BancShares Board of Directors
Industry veteran Diane Morais' experience further strengthens Board's governance efforts

RALEIGH, N.C. – Diane (“Di”) Morais has been appointed to the board of directors of First Citizens BancShares, Inc. and its subsidiary, First-Citizens Bank & Trust Company (“First Citizens Bank”), effective July 1, 2025.

Morais built an accomplished career in financial services with more than 30 years in the sector. Most recently, Morais held key leadership positions of increasing responsibility at Ally Bank (“Ally”). She was instrumental in the creation and launch of the Ally brand in 2009, and she most recently served as President of Consumer and Commercial Banking from 2017 until she retired in 2024. As Consumer and Commercial Banking President, her responsibilities included driving the growth, profitability and digital evolution of Ally’s consumer and commercial banking division. She also had oversight of the deposits, online brokerage and advisory offering, mortgage, point of sale lending, credit card and corporate-finance businesses. In addition, Morais oversaw the company’s customer care channels and Community Reinvestment Act program.

“I am pleased to welcome Di to our board of directors,” said Frank B. Holding, Jr., chairman and CEO of First Citizens. “Over the course of her distinguished career, Di has become known as a results-oriented executive with a customer-centric vision and leadership style, which aligns nicely with the relationship-based, long-term focused approach that has guided First Citizens for more than a century. Her knowledge and experience across a broad range of financial services disciplines complement our strong and accomplished Board. We look forward to the invaluable insight Di will provide as a member of our board.”

Prior to Ally, Morais spent 12 years at Bank of America, where she served in senior roles in deposit and debit products, national customer experience, card services marketing and consumer mortgage vendor management. Morais also spent nine years in Citibank’s credit card division in a variety of marketing, risk and finance roles.

A native of Pittsburgh, Penn., Morais holds a bachelor’s degree from Pennsylvania State University. She is a member of the board of directors for YMCA of Greater Charlotte, Junior Achievement of Central Carolinas and Charlotte Center City Partners. Morais was named to American Banker Magazine’s 25 Most Powerful Women in Banking list for nine consecutive years through 2023. Additionally, she received the 2024 Lifetime Achievement Award from the Charlotte Business Journal, was recognized as the 2022 Charlotte Businesswoman of the Year by Queens University and was named one of the top 25 outstanding businesswomen in the Charlotte Business Journal’s 2018 Women in Business Awards.

An active member in the Charlotte community, Morais has served as an ‘Executive in Residence’ for Queens University and volunteers for Habitat for Humanity, Dress for Success and the Salvation Army.

Morais will serve on the Joint Risk Committee and Joint Technology Committee of First Citizens BancShares, Inc. and First Citizens Bank.

ABOUT FIRST CITIZENS BANCSHARES
First Citizens BancShares, Inc. (Nasdaq: FCNCA), a top 20 U.S. financial institution with more than $200 billion in assets and a member of the Fortune 500TM, is the financial holding company for First-Citizens Bank & Trust Company ("First Citizens Bank"). Headquartered in Raleigh, N.C., First Citizens Bank has built a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens offers an array of general banking services including a network of branches and offices nationwide; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; innovation banking serving businesses at every stage; personalized service and resources to help grow and manage wealth; and a nationwide direct bank. Discover more at firstcitizens.com.